Zacks Small-Cap Research

Sponsored – Impartial – Comprehensive

April 19, 2022
John D. Vandermosten, CFA
312-265-9588 / jvandermosten@zacks.com

scr.zacks.com
10 S. Riverside Plaza, Suite 1600, Chicago, IL 60606

Lexaria Bioscience Corp. (LEXX - NASDAQ)

Hypertension Results Raise Stakes

Based on our DCF model and a 15% discount rate, Lexaria is valued at approximately $15.00 per share. Our model applies a weighted average 13% probability of ultimate approval and commercialization of products employing DehydraTECH. The model includes contributions from the United States and Rest of World.

Current Price (4/18/2022)	$4.05
Valuation	**$15.00**

OUTLOOK

Lexaria is a biotechnology company seeking to enhance the bioavailability of multiple drug agents with DehydraTECH (DHT), its technology using oral and topical delivery. It combines lipophilic APIs with specific fatty acid and carrier compounds followed by dehydration.

DHT offers several attractive features: substantial improvement in bioabsorption in terms of time to measurable plasma levels & AUC, brain permeation, taste masking & side effect reduction. As DHT does not employ a covalent bond, DHT is not a new molecular entity and can rely on previously conducted safety and efficacy data to obtain regulatory approval.

Lexaria receives revenues from licensing & product sales which can in part fund R&D operations. R&D activities are pursuing both preclinical and clinical programs. The lead program is investigating CBD for the reduction of hypertension with four clinical trials completed or ongoing. Other DHT candidates include antivirals, nicotine, PDE5 inhibitors, NSAIDS, hormones, colchicine & others.

We forecast penetration into global markets for hypertension, nicotine delivery and antiviral product categories. Our valuation assumes a 2024 regulatory approval and commercialization of DHT CBD in the US and developed markets.

SUMMARY DATA

52-Week High	12.50
52-Week Low	2.64
One-Year Return (%)	-15.6
Beta	1.75
Average Daily Volume (sh)	908,409
Shares Outstanding (mil)	5.95
Market Capitalization ($mil)	24.1
Short Interest Ratio (days)	5.77
Institutional Ownership (%)	7.69
Insider Ownership (%)	9.58
Annual Cash Dividend	$0.00
Dividend Yield (%)	0.00
5-Yr. Historical Growth Rates	
Sales (%)	N/A
Earnings Per Share (%)	N/A
Dividend (%)	N/A
P/E using TTM EPS	N/A
P/E using 2022 Estimate	N/A
P/E using 2023 Estimate	N/A
Zacks Rank	N/A

Risk Level	Above Average
Type of Stock	Small-Growth
Industry	Medical

ZACKS ESTIMATES

Revenue
(In millions of USD)

	Q1 (Nov)	Q2 (Feb)	Q3 (May)	Q4 (Aug)	Year (Aug)
2021	$0.3 A	$0.2 A	$0.2 A	$0.0 A	$0.7 A
2022	$0.0 A	$0.0 A	$0.1 E	$0.2 E	$0.3 E
2023					$1.2 E
2024					$1.4 E

Earnings per Share

	Q1 (Nov)	Q2 (Feb)	Q3 (May)	Q4 (Aug)	Year (Aug)
2021	-$0.24 A	$0.10 A	-$0.50 A	-$0.26 A	-$0.95 A
2022	-$0.35 A	$0.25 A	-$0.28 E	-$0.22 E	-$1.09 E
2023					-$1.04 E
2024					-$0.89 E

WHAT'S NEW

Lexaria Bioscience Corporation (NASDAQ: LEXX) has provided several updates related to the hypertension and nicotine programs since our last update in February along with the filing of its 2Q:22 Form 10-Q. Results were reported for the HYPER-H21-3 trial and enrollment has started for HYPER-H21-4. In the nicotine realm, the company announced another collaboration with Altria using DehydraTECH formulations, provided details related to the upcoming NIC-H22-1 study and highlighted a new patent. A study evaluating the impact of DehydraTECH (DHT)-CBD on epilepsy was also announced. Lexaria's plans for 2022 include investigational new drug (IND) work to prepare DHT-CBD for more advanced clinical work in hypertension.

2Q:22 Results

Lexaria filed its second quarter fiscal year 2022 Form 10-Q on April 11, 2022. The company reported 2Q:22 revenues of $31,000, and total operating expense of $1.5 million resulting in net loss of ($1.4) million or ($0.25) per basic and diluted common share.

For the second quarter ending February 28, 2022 and versus the same ending February 30, 2021:

- Revenue totaled $31,000, down 84% from $192,000 with product revenues of $10,500 down 84% and licensing revenues of $16,200 falling 87%. Lexaria's primary customer in the B2B product revenue stream has been delayed in chain-store rollouts resulting in overstocked inventory and no manufacturing and sales of new inventory for this licensee for the quarter. The decline in licensing fees is attributable to customer difficulties related to the impact of COVID.
- Research and development expenses totaled $366,000, increasing 56% from $176,000 as Lexaria undertook several studies within its 2022 applied research and development program focusing on DHT-CBD to treat hypertension;
- General and administrative expenses totaled $1.2 million, up 14% from $1.0 million due primarily to increased spending on investor relations and advertising;
- Net loss including contributions from non-controlling interests was ($1.4) million, or ($0.25) per share, compared to net income of $418,000 or $0.10 per share.

As of February 28, 2022, cash and marketable securities totaled $8.9 million - a sequential $1.3 million decline. Cash burn for the first six months of FY:22 was approximately ($2.5) million. Lexaria carries $8,000 in loan payable on its balance sheet.

Forward Looking Clinical and Operational Highlights

2022 anticipated material events:

- Animal study (EPIL-A21-1) for pediatric seizures using CBD – March 2022
- Hypertension study (HYPER-H21-4) dosing – April 2022
- New Altria nicotine agreement – April 2022
- Hypertension study (HYPER-H21-3) readout – April 2022
- Human sublingual (buccal) tissue study in nicotine – Spring 2022
- Hypertension study (HYPER-H21-4) results – 3Q:22
- Commercial client partners introducing DHT skin products – 3Q:22
- Pre-IND meeting with the FDA for CBD in hypertension – 2022
- Agreement with industry partner in nicotine, pharma or other – 2022

Lexaria preclinical trials planned for 2022:

- HOR-A22-1
    - Estrogen delivery characteristics
    - Estrogen
    - PK study

- DEM-A22-1
    - Dementia/Alzheimer's disease
- RHEUM-A22-1
    - Rheumatoid disease
    - CBD
- DIAB-A22-1
    - Diabetes
    - CBD

Hypertension Study HYPER-H21-3 Results

Lexaria has launched four human hypertension studies that are evaluating the use of DHT-CBD in reducing blood pressure. The first human study enrolled 24 and examined diastolic pressure over a three hour period and found that the pressure was lower in DHT-CBD subjects. The second study was conducted in 16 volunteers and confirmed that DHT can reduce arterial stiffness. The fourth study began in early April 2022 and will enroll 60 volunteers with updated details presented below.

Exhibit I – Summary of DehydraTECH CBD Studies for Hypertension[1]

Study	Type	Report Date	Detail	Location	Dose
HYPER-A21-1	Animal	May-21	Absorption rate, speed & tolerability	USA	
HYPER-A21-2	Animal	May-21	Absorption rate, speed & tolerability	USA	
HYPER-H21-1	Human	Jul-21	24 subject BP & heart rate analysis, PK	Europe	1x300 mg/day
HYPER-H21-2	Human	Sep-21	16 subject BP & heart rate analysis, other	Europe	3x150 mg/day
HYPER-H21-3	Human	Apr-22	16 subject stress test, acute pulmonary HTN	Europe	1x300 mg/day
HYPER-H21-4	Human	2H:22	60 subject RCT w/ placebo control	Europe	3/150 mg/day

The third study evaluating DHT-CBT in hypertension began in November 2022. It was designed to measure acute pulmonary hypertension and cardiovascular effects under severe stress. Patients were exposed to lower levels of oxygen during their treatment to measure the effect on hypoxic pulmonary vasoconstriction. It was designed to evaluate the effect of DHT-CBD on pulmonary vascular function in normotensive individuals exposed to hypoxia. On April 14, 2022, Lexaria issued a press release announcing that the HYPER-H21-3 study had generated positive results with positive safety and efficacy findings.

Third study findings indicated a tendency (p=0.1) during 15 minutes of simulated low levels of oxygen (hypoxia) for reduced pulmonary artery systolic pressure (PASP) with DHT-CBD treatment versus placebo. Most notably, PASP was reduced by ~5 mmHg or 41% overall (p=0.045) in male participants specifically suggesting differences by sex in responsiveness to CBD treatment under hypoxic stress conditions. Males made up eight of the 16 subjects enrolled. Results for female participants was not provided.

Results from the study will be used to direct future research of DHT-CBD for management of pulmonary arterial pressure under hypoxic conditions (altitude exposure), related hypoxemic pathologies (severe lung disease) and pulmonary hypertension. The data will also support efforts to seek FDA approval via an investigational new drug (IND) application to begin formal, registered clinical testing in the treatment of hypertension.

Study design included eight female and eight male subjects aged from 18 to 35 years. Participants were given 30 minutes of rest following dosing where they breathed normal 21% oxygen air followed by a 40-minute period of simulated hypoxia (12% oxygen) in order to simulate hypoxic pulmonary vasoconstriction and pulmonary hypertension. The results were intended to simulate conditions at high altitude or activities with diminished oxygen availability that could lead to hypoxic pulmonary vasoconstriction.

Hypertension Study HYPER-H21-4

Lexaria announced that the HYPER-H21-4 trial had begun enrolling in an April 19 press release. The 60-subject study is of a randomized, double blinded, placebo-controlled, cross-over design with elevated, mild or moderate hypertension. The primary endpoint is 24-hour ambulatory blood pressure. Secondary endpoints include vascular health including arterial stiffness and autonomic balance, electrocardiogram analysis, brain structure and function

[1] Source: Company press releases and Zacks analyst compilation

through MRI testing, blood biomarkers, renal and hepatic analysis, sleep quality, geriatric depression scale, perceived stress and Beck anxiety inventory.

Dosing began ahead of schedule and now over half of the targeted volunteers have been dosed. Treatment visits are expected to be complete by July 2022 and baseline brain magnetic resonance image scanning has started. No serious adverse events have been reported and DHT-CBD has been well tolerated. We expect to see results in 2H:22 with data used to support an Investigational New Drug (IND) application with the FDA. Results from the trial will also aid in the design of the registered trial.

Nicotine Program Updates

Over the last couple months, Lexaria has enjoyed several pieces of good news for its nicotine program. As we mentioned in our initiation, Lexaria had worked with Altria in the past to develop new methods of nicotine delivery and had even received $1 million in upfront payments to support development efforts. While the elements of this agreement have largely expired, Lexaria has forged ahead in the nicotine space encouraging Altria to come back for another agreement. While details were sparse, on April 11, Lexaria announced a new agreements with Altria Client Services, LLC where it will provide DHT powder-based nicotine formulations to Altria. Lexaria will receive a fee for the formulations, which will be evaluated by Altria. The arrangement will be in effect for one year.

Last October, Lexaria shared results from its NIC-A21-1 study finding that DHT nicotine was able to achieve a higher peak and sustained levels of nicotine in blood compared with the control pouch in an animal study which we discuss in a previous report. Since then other studies have been advanced NIC-H22-1 which is expected to begin dosing this summer. The 36-subject human study is a pharmacokinetic, randomized, double blinded, cross-over design intended to compare Lexaria's DHT-nicotine pouch performance to competing brands currently sold in the US such as ON! and Zyn. Data collection will include time to maximum concentration (T_{MAX}), the peak concentration of nicotine (C_{MAX}) and total nicotine in blood serum as represented by the area under the curve (AUC). The study will also examine throat burn, user experience and other secondary endpoints. Dosing is expected to begin this summer.

Lexaria has also made progress in intellectual property protection for its nicotine programs and was recently awarded an oral nicotine patent in Australia. The protected claim is entitled "Compositions Infused with Nicotine Compounds and Methods of Use Thereof." Protection is extended to most oral forms of nicotine including pills, tablets, lozenges, capsules, pouches, gums and sprays. It also covers multiple forms of nicotine including free base nicotine, nicotine salts, polymer resins of nicotine and other forms of nicotine complexes. The patent is expected to expire in April 2039.

Epilepsy

One of Lexaria's closest comparisons for DHT-CBD is Jazz Pharmaceutical's (NASDAQ: JAZZ) Epidiolex, a CBD product which was approved in August 2021 for a certain types of epilepsy. We think that Jazz would make a good partner for Lexaria for a collaboration in advancing CBD-based treatments such as Lexaria's active hypertension program. Perhaps in an attempt to attract Jazz' attention, Lexaria has announced that it will begin a DHT-CBD epilepsy program that will compare efficacy with Jazz' Epidiolex for reducing seizure activity. The program is designated EPIL-A21-1 and will use a third-party laboratory to evaluate rodents in an acute seizure model and a chronic chemically induced seizure model. The design of the animal study mirrors that used to advance Epidiolex pre clinically. The study will be funded with Lexaria's internal resources.

Cannabinoids and SARS-CoV-2

On January 18, 2022, Lexaria announced and responded to an independent study that had been published in the *Journal of Natural Products* on January 10th, "Cannabinoids Block Cellular Entry of SARS-CoV-2 and the Emerging Variants | Journal of Natural Products (acs.org)", that found cannabinoid acids to be allosteric as well as orthosteric ligands with micromolar affinity for spike protein. Among the compounds with the highest affinity for spike protein were CBGA[2], THCA-A[3], and CBDA[4]. CBDA and CBGA were found to prevent infection of human epithelial cells by a pseudovirus expressing the SARS-CoV-2 spike protein and prevent entry of live SARS-CoV-2 into cells. CBDA and CBGA were also found to be equally effective against alpha variant B.1.1.7 and beta variant B.1.351. In an interview with vice.com, lead author, Dr. Richard van Breeman, commented that oral delivery was effective, and that smoking or vaping cannabis was likely not effective. Lexaria is currently conducting research with DHT-cannabinoid formulations across a range of indications, including an advanced oral DHT-CBD formulation that in manufacturing leaves the cannabinoids unaltered by high temperatures.

---

[2] Cannabigerolic acid

[3] Tetrahydrocannabinolic acid

[4] Cannabidiolic acid

Sildenafil Results

Lexaria conducted animal studies evaluating the leading phosphodiesterase inhibitor (PDE5 inhibitor), sildenafil, for erectile dysfunction. The February 2nd release identified a trend of higher overall delivery of sildenafil into the blood stream. Within four minutes of administration, the DHT formulation delivered materially higher levels of the drug in the plasma compared with the generic formulation of the same concentration. One of the shortcomings of current formulations of erectile dysfunction drugs is the extended time period between administration and response, which can make a difference depending on how fast you are. Below is the comparison of DHT sildenafil vs. control over a three hour period. It shows that the DHT-sildenafil formulation achieved a maximum concentration (C_{MAX}) in the blood plasma that was ~70% higher as compared to the control formulation. The time to C_{MAX} was achieved 25% faster (15.1 ± 5.9 minutes with the DHT-sildenafil versus 21 ± 7.74 minutes with the Control-sildenafil.)

Exhibit II – DHT vs. Control Sildenafil Plasma Levels[5]


6.00
5.00
4.00
3.00
2.00
1.00
0.00
ng·kg/mL/mg
4
8
15
30
45
60
120
180
240
Time (minutes)
DehydraTECH
Control

Exhibit II – DHT Product Pipeline[6]


Formulation Development
Animal PK/PD(2) Proof of Concept
Human PK/PD Proof of Concept
IND(3) Enabling Studies
Phase I/II/III Clinical Trials
CBD for Hypertension
Nicotine (CPG/NRT)(1)
Antiviral Therapies
NSAIDS
PDE5 Inhibitors
CBD for Epilepsy

[5] Source: Lexaria February 2, 2022 Press Release
[6] Source: Lexaria January 2022 Corporate Presentation

Upcoming Milestones (YTD)

- HYPER-H21-1 launched - April 2021
- HYPER-H21-2 starts - June 2021
- HYPER-H21-2 dosing complete - July 2021
- Ibuprofen study results - 3Q:21
- Topline results from HYPER-H21-2 study - September 2021
- Oral nicotine study NIC-A21-1 results - October 2021
- Oral THC study THC-A21-1 results - October 2021
- EPIL-A21-1 commenced - November 2021
- HYPER-H21-4 announced - November 2021
- 2022 R&D program plans announced - November 2021
- HYPER-H21-3 completion of dosing & sample collection - December 2021
- Interviews (one, two, three) with Zacks' analyst John Vandermosten - December 2021
- HYPER-H21-2 results - December 2021
- IRB approval for HYPER-H21-4 - December 2021
- Study examining cannabinoids and SARS-CoV-2 - January 2022
- HYPER-H21-3 results - December 2021
- EPIL-A21-1 started – March 2022
- HYPER-H21-4 launched – April 2022

Summary

Lexaria has started 2022 with a full slate of programs from in-human studies for hypertension and nicotine, to pre-clinical efforts in epilepsy, hormones, dementia, rheumatoid disease and diabetes. The most advanced effort the company is undertaking is the IND preparatory work for clinical hypertension studies which could open up a massive market if successful. We recently initiated on Lexaria, explaining its DHT technology platform and its wide applicability to enabling oral administration of products and therapies. DHT enhances bioavailability of active compounds via the digestive tract and topical administration and appears to be superior to other forms of administration including alternative types of oral delivery as supported by its studies.

In this report, we update Lexaria's progress on multiple fronts over the last several months and discuss 2Q:22 financial performance. New information includes several advancements in hypertension trials, milestones in nicotine efforts including a new arrangement with Altria and the start of a new study in epilepsy. We maintain our price target of $15.00.

PROJECTED FINANCIALS

Lexaria Bioscience Corp. - Income Statement[7]

Lexaria Bioscience Corp.	2021 A	Q1 A	Q2 A	Q3 E	Q4 E	2022 E	2023 E	2024 E
Total Revenues	$723	$14	$31	$120	$170	$334	$1,155	$1,386
YOY Growth	88%	-95%	-84%	-41%	448%	-54%	245%	
Gross Profit	$547	$8	$24	$90	$128	$250	$755	$832
Research & Development	$1,263	$459	$276	$1,100	$741	$2,575	$3,500	$3,605
General & Administrative	$4,971	$1,553	$1,197	$700	$710	$4,160	$3,725	$3,874
Other	($1,523)	$0	$0	$0	$0	$0	$0	$0
Income from operations	($4,164)	($2,003)	($1,449)	($1,710)	($1,324)	($6,486)	($6,470)	($6,647)
Operating Margin								
Discontinued operations	($22.0)	$0	$0	$0	$0	$0	$0	$0
Pre-Tax Income	($4,186)	($2,003)	($1,449)	($1,710)	($1,324)	($6,486)	($6,470)	($6,647)
Net Income	($4,186)	($2,003)	($1,449)	($1,710)	($1,324)	($6,486)	($6,470)	($6,647)
Net Margin	-579%	-14434%	-4750%	-1425%	-779%	-1940%	-560%	-480%
Reported EPS	($0.95)	($0.35)	($0.25)	($0.28)	($0.22)	($1.09)	($1.04)	($0.89)
Basic Shares Outstanding	4,391	5,727	5,911	6,012	6,090	5,935	6,200	7,500

Source: Company Filing // Zacks Investment Research, Inc. Estimates

[7] Financial statement information presents data as originally reported.

HISTORICAL STOCK PRICE

Lexaria Bioscience Corp. – Share Price Chart[8]


LEXARIA BIOSCI (W)
Price ($)
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6/3/19 8/26/19 11/18/19 2/10/20 5/4/20 7/27/20 10/19/20 1/11/21 4/5/21 6/28/21 9/20/21 12/13/21 3/7/22
<< 5/7/10
4/18/22 >>

[8] Source: Zacks Research System

DISCLOSURES

The following disclosures relate to relationships between Zacks Small-Cap Research ("Zacks SCR"), a division of Zacks Investment Research ("ZIR"), and the issuers covered by the Zacks SCR Analysts in the Small-Cap Universe.

ANALYST DISCLOSURES

I, John Vandermosten, hereby certify that the views expressed in this research report accurately reflect my personal views about the subject securities and issuers. I also certify that no part of my compensation was, is, or will be, directly or indirectly, related to the recommendations or views expressed in this research report. I believe the information used for the creation of this report has been obtained from sources I considered to be reliable, but I can neither guarantee nor represent the completeness or accuracy of the information herewith. Such information and the opinions expressed are subject to change without notice.

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POLICY DISCLOSURES

This report provides an objective valuation of the issuer today and expected valuations of the issuer at various future dates based on applying standard investment valuation methodologies to the revenue and EPS forecasts made by the SCR Analyst of the issuer's business.
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